Corporate Acquisition Agreement

By and Between:

Touchstone Ventures Ltd.

Touchstone Precious Metals Inc,

and

Siga Resources Inc.

September 24th, 2010

Touchstone Ventures Ltd., a BC registered Corporation owes all the issued and outstanding shares of Touchstone Precious Metals Inc. Lyle Wallace own 100% of the issued shares of Touchstone Ventures Ltd.

Touchstone Precious Metals Inc., a BC Corporation has entered into an agreement with Peter Osha dated June 03, 2010 (Appendix A) to purchase the Lucky Thirteen Placer mineral Claim which is located near Hope, British Columbia Canada. Touchstone Precious Metals Inc. B.C. Corporate Free Miner #216910 will be the Joint Venture Corporation and has 25,000,000 authorized shares representing 100% of the authorized shares of the company.

Siga Resources Inc. ("Siga"),a Nevada based Corporation hereby declares that it offers to enter into a joint-venture agreement to acquire the property and to further explore, develop and operate a placer plant to extract, gold, platinum, palladium, rhodium and other commercial material that is covered by the placer claim agreement.

Siga can acquire up to 80% (Eighty per cent) equity interest in the shares of Touchstone Precious Metals Inc. from Touchstone Ventures Ltd. under the following terms and conditions:

1. Siga will pay Touchstone Precious Metals Inc. a $50,000 (Fifty Thousand Dollar) non refundable advance at the time all parties sign this agreement. This amount is due and payable at the time of signing the agreement. The amount will form part of Siga's funding obligation.
2. Siga is required to fund an approved work program recommended Professional Engineer. (Appendix B). This approximately $400,000 (Four Hundred Thousand dollars) program will be approved, monitored and funds disbursed by a committee represented by 3 (Three) persons. Another party has advanced $95,000 (ninty five thousand dollars) to start the permiting process.
3. Until Siga pays Peter Osha $1,500,000.00 for the Lucky Thirteen claim the committee will consist of the following representatives; Stan Ford, Lyle Wallace and Peter Osha. After Peter Osha is paid in full the three person committee will have one representative appointed by Touchstone Ventures Ltd. and two by Siga.
4. Siga will have 15 days from the signing of this agreement to fund $305,000 into the Touchstone Precious Metals Inc. bank account.

5. Upon completion of the work program Peter Osha will transfer the placer claims to Touchstone Precious Metals Inc. Siga will deposit $200,000 (two hundred thousand dollars) into Precious Metals Inc. bank account. Touchstone Ventures will then transfer 5,000,000 (five million) shares of Touchstone Precious Metals Inc. to Siga.
6. Once Touchstone Precious Metals Inc. has received a B.C. Mining Permit for the Lucky Thirteen Claim, Siga will transfer $4,350,000 (four million three hundred and fifty thousand dollars) to Touchstone Precious Metals Inc. within 6 (six) months from the receipt of the notice. Touchstone Ventures will transfer 5,000,000 (five million) shares in the Touchstone Precious Metals Inc. The mining permit is expected to be procured within 12 months of the signing of this agreement.
7. Siga will receive a further 10,000,000 share of Touchstone Precious Metals Inc. from Touchstone Ventures when Siga advances $5,145,000 (five million one hundred and forty five thousand dollars) to acquire the properties.
8. If either party wishes to sell their interest in the Joint Venture they must offer the other party the right of first refusal.

Upon suitable notice, the shareholders of Touchstone Precious Metals Inc. can individually elect to receive dividends as precious metals or a combination of money and precious metals from the property. The following payments totalling $1,500,000 to Peter Osha must be met before any dividend payments are made to the shareholders.

The following minimum payments will be paid on or before the specified dates:

- The Minimum Placer Claim Payments to Peter Osha are:
  - $50,000 of which $40,000 has been advanced
  - $50,000 by December 3, 2010
  - $100,000 by June 3, 2011
  - $100,000 by December 3, 2011
  - $150,000 by June 3, 2012
  - $150,000 by December 3, 2012
  - $200,000 by June 3, 2013
  - $200,000 by December 3, 2013
  - $250,000 by June 3, 2014
  - $250,000 by December 3, 2014
  - **$1,500,000 Total**

If any Return Royalty payment as described below is greater than the minimum amount then that amount must be paid to Peter Osha on or before the specified dates:

At such time that net profits are realized from production, Peter Osha shall be entitled to a Return Royalty to be paid as a percentage on any and all placer products production, to be based on the

average settlement price for gold as determined by the London Bullion Metals Association (LBMA) (I.E. $500 / oz – 5.0% Return Royalty, $750 / oz = 7.5% Return Royalty). Once Peter Osha has received payment of $1,500,000, Peter Osha's interest will automatically convert to a 3% Net Smelter Royalty (NSR). For a period of no longer than 1 year after payment of $1,500,000, the 3% NSR can be reduced to 1% in exchange for a $1,000,000 payment for each 1% of the NSR total 2% (Two percent) Leaving Peter Osha with a 1% NSR.

Operator

- Touchstone Precious Metals Inc. is the Operator

Security

- Touchstone Precious Metals Inc. will agree that Siga can use the mining claim (BC#52082) as security if Siga advances the gross funds required to place the Lucky Thirteen lease into production and completes the full acquisition of the lease if a gold loan is used to fund the production costs.

Tax Liabilities

- The parties agree that final documentation will take into consideration appropriate adjustments to minimize each party's tax liability provided such adjustments do not materially negatively impact the other parties.

Monthly Reporting

- The Operator must submit monthly reports including: financial statements within 30 days of the end of each month together with proof of production.

Due Diligence

- Touchstone Ventures Ltd. agrees to make available to Siga within 14 days of the signing of this agreement any documents or information reasonably required as part of due diligence or required to properly effect the funding. These documents shall include but not be limited to:
  - Copy of claim
  - Current status of claim can be viewed at https://www.mtonline.gov.bc.ca
  - Historic engineering reports
  - Budget & Use of $10,000,000(ten million dollar) funding commitment.
  - Project overview
  - Any other relevant reports or information held by Touchstone Ventures Ltd.
  - Proposed management team together with an overview of experience.

Warranties

- Touchstone Ventures Ltd. warrants that all information provided is, to the best of its knowledge, complete and current.

- Touchstone Ventures Ltd. warrants that there are no outstanding liabilities or any outstanding legal action against the mining claim (BC#52082) and that in fact the mining claim is free and clear of any liability or legal action.

Regulatory

- The parties agree to follow all regulatory requirements for their respective jurisdictions.

Currency

- All amounts are in Canadian Dollars

Legal Fees

- Each party shall be responsible for its own legal and professional fees

Time is of the Essence

- The parties agree that time is of the essence and shall act accordingly and Touchstone undertakes to provide all materials as and when requested.

Validity

- This agreement is not binding upon the parties until signed by all parties.

Governing Law

- The Agreement and the terms set forth herein shall be governed by the laws of the province of British Columbia, Canada.

Agreed to by the following:

Touchstone Ventures Ltd. A. Wallace Dated: Sept 24, 2010
Suite 1000 355 Burrard Street President
Vancouver, BC V6C 2G8

Touchstone Precious Metals Inc. A. Wallace Dated Sept 24/2010
Suite 1000 355 Burrard Street President
Vancouver, BC V6C 2G8

Siga Resources Inc. [signature] Dated: Sept 27th - 2010
South Tahoe Lake California President

Any changes that must be made to make this contract meaningful will be agreed to AW 11:50

EM { Signed as an interim document pending typographic + clarification } notes attached E.M.

Witnessed by Joanne Fletcher-Newsom
Joanne Fletcher-Newsom 11:50 a.m.